Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 of the Registration Statement No. 333-140369 on Form S-3 of our report dated June 8, 2006, relating to the financial statements of Breeze-Eastern Corporation and subsidiaries (formerly TransTechnology Corporation) (the “Company”) appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended March 31, 2006, and of our report dated June 8, 2006 relating to the financial statement schedule of the Company appearing in the Form 10-K/A-1 of the Company for the year ended March 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus which is part of such Registration Statement.
/s/DELOITTE & TOUCHE LLP
Parsippany, New Jersey
April 16, 2007